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EXHIBIT 4.2 Second Amendment to First Common Stock Purchase Warrant of View
Systems, Inc. (Company), Dated February 18, 2000, Issued to Rubin Investment Group (Holder) and to Subscription and Investment Agreement, dated February 18, 2000, Between Company and Holder

                                  VIEW SYSTEMS, INC.

                                  July 19, 2000

Rubin Investment Group
Attention:  Mr. Dan Rubin

Dear Mr. Rubin:

         This letter refers to the rights of Rubin Investment Group ("RIG") as to shares of common stock of View Systems, Inc. ("View") currently owned and which may be acquired by RIG (collectively, the "Initial Shares"). The Initial Shares consist of 1,065,000 shares currently owned and 2,235,000 shares which may be acquired by RIG upon the exercise of warrants.

         View has filed a registration statement on Form SB-2 with the Securities and Exchange Commission to register 853,000 Initial Shares. View further confirms and agrees that:

              (1) View will file a registration statement on Form SB-2 or other appropriate form to register 939,000 additional Initial Shares within thirty
(30) days after written demand is given to View by RIG to register any additional Initial Shares; and

              (2) View will file a second registration statement on Form SB-2 or other appropriate form to register all remaining Initial Shares then owned by RIG within thirty (30) days after a second written demand is given to View by RIG to register additional Initial Shares.

         In the event RIG makes a written demand to register Initial Shares but does not directly own the number of Initial Shares covered by the registration statement filed by View hereunder, RIG will exercise its warrants within 30 days after the effective date of the registration statement so that it owns directly that number of Initial Shares covered by the registration statement. The demand registration rights provided in this letter shall expire on December 31, 2001.

         View further agrees that the warrants currently owned by RIG are hereby amended to extend the exercise period to the 30th day following the effective date of a second registration statement filed by View pursuant to a second demand by RIG to register Initial Shares.

         If the following accurately reflects our agreement, please sign in the space below.

                                  Sincerely,
                                  VIEW SYSTEMS, INC.


                                  By:/s/ Gunther Than
                                     ------------------------
                                     Gunther Than, President

ACCEPTED AND AGREED
Rubin Investment Group

By:/s/ Dan Rubin
   -----------------------
   Dan Rubin